UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
December 21, 2005
Rent-A-Center, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25370	45-0491516
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
5700 Tennyson Parkway
Suite 100
Plano, Texas 75024
(Address of principal executive offices, including zip code)
(972) 801-1100
(Registrant’s telephone number including area code)
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-14(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
     On December 21, 2005, the Compensation Committee of the Board of Directors of Rent-A-Center, Inc. (the “Company”) established for the Company’s named executive officers (determined by reference to the Company’s proxy statement dated April 11, 2005) the annual base salary amounts for 2006 as well as the 2006 target bonus percentages under the Company’s 2006 cash bonus program. In addition, the Compensation Committee approved the award value of to-be-issued long-term incentive awards to each of the named executive officers.
     The following table sets forth, for each of the Company’s named executive officers, the 2006 annual base salary, the 2006 long-term incentive award value and the 2006 target bonus percentage under the 2006 cash bonus program as established by the Compensation Committee:

		2006	2006 Cash
		Long-Term	Bonus Program
	2006	Incentive	Target Bonus
Name and Principal Position	Base Salary	Award Value	Percentage(1)
Mark E. Speese	$740,000	$500,000	N/A
Chairman of the Board & Chief Executive Officer
Mitchell E. Fadel	$510,000	$225,000	50%
President & Chief Operating Officer
Robert D. Davis	$335,000	$100,000	40%
Senior Vice President — Finance, Treasurer and Chief Financial Officer
Dana F. Goble	$294,238	$75,000	40%
Executive Vice President — Operations
Christopher A. Korst	$280,000	$60,000	30%
Senior Vice President — General Counsel and Secretary
Anthony M. Doll	$259,066	$75,000	40%
Executive Vice President — Operations

(1)	Assumes (i) the financial performance measures are met and (ii) 100% achievement of the individual’s goals and objectives, but excludes the additional bonus amounts in the event the financial performance measures are exceeded (an additional 10% of base salary for Mr. Fadel, 8% of base salary for Mr. Davis, 6% of base salary for Mr. Korst and 12% of base salary for Messrs. Goble and Doll).
2006 Cash Bonus Program
     The Company’s named executive officers, other than Mark E. Speese, the Company’s Chairman of the Board and Chief Executive Officer, as well as other officers and employees at the Company’s corporate office are eligible to participate in the 2006 cash bonus program. The 2006 cash bonus program has not been set forth in a formal plan document.

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     As adopted by the Compensation Committee, the purpose of the 2006 cash bonus program is to promote the interest of the Company and its stockholders by providing key employees with financial rewards upon achievement of specified business objectives, as well as help the Company attract and retain key employees by providing attractive compensation opportunities linked to performance results.
     Under the 2006 cash bonus program, bonuses are established at a certain percentage of the eligible participant’s base salary, with the percentage depending on the individual’s position and responsibilities within the Company. With respect to Messrs. Fadel, Davis and Korst, of the cash bonus amount such executive may earn, 40% is contingent on the achievement by the Company of certain to-be-determined financial performance measures, and the remaining 60% is subject to the achievement of individual goals and objectives, all of which are set at the beginning of the fiscal year. With respect to Messrs. Goble and Doll, of the cash bonus amount such executive may earn, 60% is contingent on the achievement of certain to-be-determined financial performance measures in their respective area of responsibility, and the remaining 40% is subject to the achievement of individual goals and objectives, all of which are set at the beginning of the fiscal year. With respect to all of the forgoing named executive officers (other than Mr. Speese), such executive may earn additional amounts under the 2006 cash bonus program in the event that the to-be-determined financial performance measures are exceeded (an additional 10% of base salary for Mr. Fadel, 8% of base salary for Mr. Davis, 6% of base salary for Mr. Korst and 12% of base salary for Messrs. Goble and Doll).
     Mr. Speese does not participate in the 2006 cash bonus program. The bonus, if any, to be paid to Mr. Speese with respect to the 2006 fiscal year will be determined by the Compensation Committee and recommended to the Board of Directors for approval, up to a maximum of 60% of Mr. Speese’s base salary (or $444,000) in the 2006 fiscal year.
     Payment of bonuses, if any, is normally made in January after the end of the performance period during which the bonuses were earned. In order to be eligible for a bonus under the 2006 cash bonus program, eligible participants must be employed on the date on which bonuses are paid. Bonuses normally will be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings.
Long-Term Incentive Awards
     The Compensation Committee also approved the award of to-be-issued long-term incentive awards to the Company’s named executive officers in the dollar amounts set forth in the table above. Such awards will be issued under the Company’s Amended and Restated Long-Term Incentive Plan. The award to be issued to the Company’s Chief Executive Officer will be a cash award, (i) 50% of which will vest ratably over a four-year period, (ii) 25% of which will vest upon the Chief Executive Officer’s completion of three years of continuous employment with the Company from the date of the award, and (iii) 25% of which will be subject to performance-based vesting requirements. With respect to the other named executive officers, the to-be-issued long-term incentive awards will be equity awards which will be separated into three distinct tranches, (i) 50% of which will be issued in options to purchase the Company’s common stock vesting ratably over a four-year period, (ii) 25% of which will be issued in restricted stock which will vest upon the executive’s completion of three years of continuous employment with the Company from the date of the award, and (iii) 25% of which will be issued in restricted stock subject to performance-based vesting requirements. While the dollar amounts of such awards have been approved by the Compensation Committee, the terms of such awards (such as the number of shares, if applicable, issuance date, and the performance-based requirements) have not yet been established by the Compensation Committee. The Compensation Committee expects to both establish the terms of such awards and issue such awards in January 2006.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

RENT-A-CENTER, INC.
Date: December 28, 2005	By:	/s/Mitchell E. Fadel
		Name:	Mitchell E. Fadel
		Title:	President and Chief Operating Officer

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